Investor Contacts:  Rusty Cloutier
   President & CEO or
   Jim McLemore, CFA
   Sr. EVP & CFO
   337.237.8343

MidSouth Bancorp, Inc. Reports Fourth Quarter 2012 Results

•	Diluted EPS $0.12 per common share versus $0.09 per common share YOY
•	Operating EPS of $0.18 per common share excluding merger-related charges
•	Merger with PSB Financial Corporation completed

LAFAYETTE, LA., January 29, 2013/PRNewswire-FirstCall/ -- MidSouth Bancorp, Inc. (“MidSouth”) (NYSE MKT:MSL) today reported net earnings available to common shareholders of $1.3 million for the fourth quarter of 2012, compared to net earnings available to common shareholders of $0.9 million reported for the fourth quarter of 2011 and $2.2 million in net earnings available to common shareholders for the third quarter of 2012.  Diluted earnings for the fourth quarter of 2012 were $0.12 per common share, compared to $0.09 per common share reported for the fourth quarter of 2011 and $0.21 per common share reported for the third quarter of 2012.  The fourth quarter of 2012 included $0.06 per share of after tax merger related expenses, compared to $0.08 per share for the fourth quarter of 2011 and $0.02 per share for the third quarter of 2012.  Excluding these non-operating expenses, operating earnings per share for the fourth quarter of 2012 were $0.18, compared to $0.17 for the fourth quarter of 2011 and $0.23 for the third quarter of 2012.

For the year ended December 31, 2012, net income available to common shareholders totaled $8.1 million compared to $2.7 million for the year ended December 31, 2011.  Diluted earnings per share were $0.77 for 2012, compared to $0.27 for 2011.  Merger related expenses totaled $1.2 million for the year ended December 31, 2012 versus $2.4 million for the year ended December 31, 2011.  Repayment of the Series A Preferred Stock under the CPP resulted in accelerated accretion of discount on the preferred stock of approximately $444,000 in the third quarter of 2011, or approximately $0.05 per share.  Excluding these non-operating expenses, operating earnings per share for the year ended December 31, 2012 were $0.85 versus $0.46 for the year ended December 31, 2011.

On December 28, 2012, MidSouth completed the merger with PSB Financial Corporation.  PSB is the holding company of Many, Louisiana-based The Peoples State Bank, which operates fourteen branches in north Louisiana and one branch in Texarkana, Texas.  MidSouth acquired approximately $471.4 million in assets from PSB and ended 2012 with $1.9 billion in consolidated assets.  There were no material changes in the balance sheet or material operating results of PSB between December 28, 2012 and December 31, 2012.  Therefore, the fourth quarter of 2012 includes no operating results for PSB.  Additional information on the merger with PSB can be found under the Investor Relations tab of our website at www.midsouthbank.com.

Mr. Cloutier, commenting on completing the merger with PSB Financial Corporation and 2012 results said, “We are extremely happy to welcome Peoples State Bank to the MidSouth Bank family and are excited about the opportunity to offer expanded services to our customers in Louisiana and Texas.  In 2012, in addition to the Peoples State Bank merger, we continued to invest in our business with new branch locations and upgraded technology.  We grew loans over 5% and enhanced our strong core deposit franchise.  Nevertheless, the current low interest rate environment presents challenges to our business that we will continue to work through in 2013, especially focusing on improving efficiencies by leveraging our cost structure with continued loan growth and expense savings to continue to build shareholder value.”

Balance Sheet

Total consolidated assets at December 31, 2012 were $1.9 billion, compared to $1.4 billion at December 31, 2011 and September 30, 2012.  Deposits totaled $1.6 billion at December 31, 2012, compared to $1.2 billion at December 31, 2011 and September 30, 2012.   Continued improvement in the mix of deposits with nontime deposits accounting for 80% of deposits helped reduce the cost of funds to 0.42%.  Deposits acquired through the PSB merger totaled $401.0 million and consisted of $311.0 million of transaction deposits and $90.0 million of time deposits.

Loans totaled $1.0 billion at December 31, 2012, which included $260.1 million in loans acquired from PSB at fair value, compared to $746.3 million at December 31, 2011 and $808.8 million at September 30, 2012.  PSB’s loan mix consisted of 51% commercial real estate loans, 23% commercial and industrial loans, 13% residential real estate loans, 7% consumer installment loans, and 6% construction loans. Excluding loans from PSB, loans decreased $21.9 million on a sequential basis, including an $8.5 million reduction in the utilization of commercial lines of credit.

MidSouth’s Tier 1 leverage capital ratio was 11.82% at December 31, 2012 compared to 10.53% at September 30, 2012.  Tier 1 risk-based capital and total risk-based capital ratios were 13.46% and 14.10% at December 31, 2012, compared to 15.78% and 16.62% at September 30, 2012, respectively.  The Tier 1 common equity leverage ratio at December 31, 2012 was 6.54%.  Tangible common equity totaled $95.4 million at December 31, 2012, compared to $104.9 million at September 30, 2012.  Tangible book value per share at December 31, 2012 was $8.49 versus $10.01 at September 30, 2012.  The primary factors reducing tangible book value per share were the recording of $18.0 million of goodwill and $2.7 million of core deposit intangible in the PSB transaction. Also reducing tangible book value per share was the decrease in other comprehensive income of $1.2 million or approximately $0.11 per share for the quarter ended December 31, 2012.

Asset Quality

Nonperforming assets totaled $18.5 million at December 31, 2012, an increase of $4.3 million over the $14.2 million reported for year-end 201l and $3.0 million over the $15.5 million reported for September 30, 2012.  The increase resulted primarily from the addition of $4.4 million in nonperforming assets acquired from PSB, which included $1.6 million in nonaccrual loans, $2.0 million in loans past due 90 days and over and accruing and $0.8 million in other real estate owned (“ORE”).  Net of the impact of nonperforming assets from PSB, nonperforming assets declined $1.4 million, or 9.0% compared to September 30, 2012.

The addition of PSB nonperforming loans reduced the allowance coverage for nonperforming loans to 67.78% at December 31, 2012 from 83.43% at September 30, 2012.  The ALL/total loans ratio decreased to 0.70% for the fourth quarter of 2012, compared to 0.91% at September 30, 2012.  The ratio of annualized net charge-offs to total loans was 0.19% for the three months ended December 31, 2012 compared to 0.07%  for the three months ended September 30, 2012.

Total nonperforming assets to total loans plus ORE and other assets repossessed decreased from 1.90% at September 30, 2012 to 1.76% at December 31, 2012 due to the addition of $260.1 million in loans from PSB.  ORE and other assets repossessed increased $1.0 million during the fourth quarter primarily due to the $0.8 million in ORE from PSB.  Loans classified as troubled debt restructurings (“TDRs”) totaled $5.1 million at December 31, 2012 compared to $242,000 at September 30, 2012.  A total of $4.8 million in TDRs acquired with PSB included four credits, two of which are large commercial credits.  Classified assets, including ORE, increased $10.4 million, or 43.3% during the three months ended December 31, 2012, from $24.0 million at September 30, 2012 to $34.4 million.  The increase in classified assets resulted primarily from $9.7 million in classified loans and $0.8 million in ORE from PSB.

Fourth Quarter 2012 vs. Fourth Quarter 2011 Earnings Comparison

Fourth quarter 2012 net earnings before dividends on preferred stock totaled $1.6 million compared to $1.3 million for the fourth quarter of 2011.  The fourth quarter of 2012 included $998,000 of merger related expenses compared to $1.3 million in merger related charges for the fourth quarter of 2011.  Additionally, operating expenses related to new branches opened in the second half of 2012 totaled approximately $220,000 or $0.02 per share on a diluted basis for the fourth quarter of 2012.  Net earnings increased as a $607,000 increase in net interest income, a $275,000 decrease in the provision for loan losses and a $277,000 increase in noninterest income were partially offset by a $398,000 increase in noninterest expense and a $411,000 increase in income tax expense.

Increases in noninterest income consisted primarily of $202,000 in ATM/debit card income and $66,000 in mortgage banking fees.  Increases in noninterest expenses were primarily related to the 2011 acquisitions and included $419,000 in salaries and benefits costs, $474,000 in occupancy expense, $246,000 in legal and professional fees, $127,000 in expenses on ORE and repossessed assets and $78,000 in ATM and debit card expense.  The increased costs were partially offset by decreases of $694,000 in data processing expenses, $122,000 in shares tax expense and $123,000 in marketing expenses.

Fully taxable-equivalent (“FTE”) net interest income totaled $14.0 million and $13.4 million for the quarters ended December 31, 2012 and 2011, respectively.  The FTE net interest income increased $605,000 in prior year quarterly comparison primarily due to a $109.3 million increase in the volume of average earning assets as a result of the three acquisitions completed in the second half of 2011.  The average volume of loans increased $95.7 million in quarterly comparison and the average yield on loans decreased 48 basis points, from 6.69% to 6.21%.  Purchase accounting adjustments on acquired loans added 22 basis points to the average yield on loans for the fourth quarter of 2012 and 19 basis points for the fourth quarter of 2011.  Net of the impact of the purchase accounting adjustments, average loan yields declined 51 basis points in prior year quarterly comparison to 5.99%.  Loan yields have declined primarily as the result of a sustained low market interest rate environment.

The average volume of investment securities increased $36.5 million in quarterly comparison primarily due to $32.6 million in securities acquired with the First Louisiana National Bank acquisition in December of 2011.  Additionally, portions of excess cash flow from the 2011 acquisitions were used to purchase primarily agency mortgage-backed securities for the portfolio.  As a result of the purchases, the average volume of overnight interest bearing deposits earning 0.28% decreased $14.5 million in quarterly comparison. The average tax equivalent yield on investment securities decreased 41 basis points, from 3.00% to 2.59% primarily due to lower reinvestment rates.  The average yield on all earning assets decreased 29 basis points in prior year quarterly comparison, from 5.12% for the fourth quarter of 2011 to 4.83% for the fourth quarter of 2012.   Net of the impact of purchase accounting adjustments, the average yield on total earning assets declined 30 basis points, from 5.00% to 4.70% for the three month periods ended December 31, 2011 and 2012, respectively.

The impact to interest expense of a $55.0 million increase in the average volume of interest bearing liabilities was offset by a 10 basis point decrease in the average rate paid on interest-bearing liabilities, from 0.68% at December 31, 2011 to 0.58% at December 31, 2012.  Net of purchase accounting adjustments on acquired certificates of deposit, the average rate paid on interest bearing liabilities was 0.66% for the fourth quarter of 2012 compared to 0.83% for the fourth quarter of 2011.

As a result of these changes in volume and yield on earning assets and interest bearing liabilities, the FTE net interest margin decreased 19 basis points, from 4.60% for the fourth quarter of 2011 to 4.41% for the fourth quarter of 2012.  Net of purchase accounting adjustments on loans and deposits, the FTE margin decreased 16 basis points, from 4.38% for the fourth quarter of 2011 to 4.22% for the fourth quarter of 2012.

Fourth Quarter 2012 vs. Third Quarter 2012 Earnings Comparison

In sequential quarter comparison, net earnings before dividends on preferred stock decreased $1.0 million for the fourth quarter of 2012 compared with the third quarter of 2012 primarily due to an increase of $775,000 in merger related costs and $200,000 in additional provision expense incurred in the fourth quarter.  Noninterest expenses increased $937,000 including $775,000 of merger related expenses and consisted primarily of increases of $331,000 in data processing expenses (merger-related increase of $281,000), $204,000 in legal and professional fees (net merger-related increase of $144,000), $134,000 in expenses on ORE and repossessed assets, and $108,000 in printing and supplies costs.  The sequential increase in expenses related to branches opened in the second half of 2012 was $138,000, or approximately $0.01 per share.  Noninterest income decreased $57,000 in sequential quarter comparison.  The net decrease resulted primarily from a $69,000 net gain on sale of securities and a $51,000 gain on sale of ORE recorded in the third quarter of 2012 that were partially offset by an $84,000 increase in ATM and debit card income in the fourth quarter of 2012.  The provision for loan losses increased $200,000 primarily due to an increase in net charge-offs on loans from 7 basis points for the third quarter of 2012 to 19 basis points in the fourth quarter of 2012.  Net interest income decreased $205,000, primarily driven by a $249,000 decrease in interest income on investment securities.

FTE net interest income decreased $181,000 in sequential quarter comparison primarily due to a $33.2 million decrease in the average volume of investment securities combined with a 4 basis point decrease in the average yield on investment securities.  The impact to net interest income of a $26.5 million increase in the average volume of loans was offset by a 25 basis decline in the yield on loans.  The average volume of interest-bearing liabilities decreased $15.5 million and noninterest-bearing deposits increased $15.7 million in the fourth quarter of 2012.  The FTE net interest margin declined 5 basis points, from 4.46% for the three months ended September 30, 2012 to 4.41% for the three months ended December 31, 2012.  Net of purchase accounting adjustments, the FTE net interest margin decreased 4 basis points, from 4.26% to 4.22% in sequential quarter comparison.

Year-Over-Year Earnings Comparison

In year-over-year comparison, net earnings before dividends on preferred stock increased $5.2 million primarily as a result of a $10.0 million improvement in net interest income, a $1.9 million decrease in provision for loan loss and a $1.9 million increase in noninterest income which offset a $5.4 million increase in noninterest expense and a $3.2 million increase in income tax expense.  Of the $10.0 million increase in net interest income, a total of $5.4 million was earned from the branches acquired in the third and fourth quarters of 2011.  An increase in purchase accounting adjustments totaling $1.8 million also contributed to the increase in net interest income.  Interest income on investments and other interest-bearing accounts increased $2.1 million in prior year-to-date comparison and included interest earned on excess cash invested from the 2011 acquisitions.

Increases in noninterest income consisted primarily of $509,000 in service charges on deposit accounts, $803,000 in ATM and debit card income, $130,000 in mortgage banking fees and a $105,000 net gain on sale of securities.  Increases in non-interest expense included primarily $3.0 million in salary and benefits costs, $2.0 million in occupancy expense, and $303,000 in ATM/debit card expense.

In year-to-date comparison, FTE net interest income increased $9.8 million primarily due to a $9.9 million increase in FTE interest income.  The increase resulted primarily from a $244.7 million increase in the average volume of earning assets which offset a 22 basis point reduction in the average yield on earning assets, from 5.14% at December 31, 2011 to 4.92% at December 31, 2012.  Net of a 16 basis point effect of discount accretion on acquired loans, the average yield on earning assets was 4.76% at December 31, 2012.

Interest expense increased minimally in year-over-year comparison as the impact of the increase in average volume of interest-bearing liabilities on interest expense was mostly offset by the impact of lower rates paid on interest-bearing liabilities.  The average volume of interest-bearing liabilities increased $200.4 million in year-over year comparison, from $745.7 million at December 31, 2011 to $946.1 million at December 31, 2012.   The average rate paid decreased 16 basis points, from 0.78% at December 31, 2011 to 0.62% at December 31, 2012.  Net of an 11 basis point effect of premium amortization on acquired certificates of deposit, the average rate paid on interest-bearing liabilities was 0.73% for the year ended December 31, 2012.  The FTE net interest margin declined 13 basis points, from 4.58% for the year ended December 31, 2011 to 4.45% for the year ended December 31, 2012.  Net of purchase accounting adjustments, the FTE net interest margin declined 25 basis points, from 4.47% to 4.22% for the years ended December 31, 2011 and 2012, respectively.

About MidSouth Bancorp, Inc.

MidSouth Bancorp, Inc. is a financial holding company headquartered in Lafayette, Louisiana, with assets of $1.9 billion as of December 31, 2012. Through its wholly owned subsidiary, MidSouth Bank, N.A., MidSouth offers a full range of banking services to commercial and retail customers in Louisiana and Texas.  MidSouth Bank currently has 59 banking centers in Louisiana and Texas and is connected to a worldwide ATM network that provides customers with access to more than 43,000 surcharge-free ATMs.  Additional corporate information is available at www.midsouthbank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties.  These statements include, among others, the expected impacts of the recently completed PSB acquisition, future expansion plans and future operating results.  Actual results may differ materially from the results anticipated in these forward-looking statements.  Factors that might cause such a difference include, among other matters, the ability of MidSouth to integrate the PSB operations and capitalize on new market opportunities resulting from the acquisition; the effect of the PSB acquisition on relations with customers and employees; changes in interest rates and market prices that could affect the net interest margin, asset valuation, and expense levels; changes in local economic and business conditions, including, without limitation, changes related to the oil and gas industries, that could adversely affect customers and their ability to repay borrowings under agreed upon terms, adversely affect the value of the underlying collateral related to their borrowings, and reduce demand for loans; the timing and ability to reach any agreement to restructure nonaccrual loans;  increased competition for deposits and loans which could affect compositions, rates and terms; the timing and impact of future acquisitions, the success or failure of integrating operations, and the ability to capitalize on growth opportunities upon entering new markets; loss of critical personnel and the challenge of hiring qualified personnel at reasonable compensation levels; legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators, changes in the scope and cost of FDIC insurance and other coverage; and other factors discussed under the heading “Risk Factors” in MidSouth’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 15, 2012 and in its other filings with the SEC.  MidSouth does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	For the Quarter Ended			For the Quarter Ended
	December 31,		%	September 30,	%
EARNINGS DATA	2012	2011	Change	2012	Change
Total interest income	$15,036	$14,564	3.2%	$15,355	-2.1%
Total interest expense	1,354	1,489	-9.1%	1,468	-7.8%
Net interest income	13,682	13,075	4.6%	13,887	-1.5%
FTE net interest income	13,972	13,401	4.3%	14,187	-1.5%
Provision for loan losses	500	775	-35.5%	300	66.7%
Non-interest income	3,697	3,420	8.1%	3,754	-1.5%
Non-interest expense	14,567	14,169	2.8%	13,630	6.9%
Earnings before income taxes	2,312	1,551	49.1%	3,711	-37.7%
Income tax expense	683	272	151.1%	1,062	-35.7%
Net earnings	1,629	1,279	27.4%	2,649	-38.5%
Dividends on preferred stock	367	400	-8.3%	400	-8.3%
Net earnings available to common shareholders	$1,262	$879	43.6%	$2,249	-43.9%

PER COMMON SHARE DATA
Basic earnings per share	$0.12	$0.09	33.3%	$0.21	-42.9%
Diluted earnings per share	0.12	0.09	33.3%	0.21	-42.9%
Quarterly dividends per share	0.07	0.07	0.0%	0.07	0.0%
Book value at end of period	13.10	12.41	5.6%	13.01	0.7%
Tangible book value at period end	8.49	9.34	-9.1%	10.01	-15.2%
Market price at end of period	16.35	13.01	25.7%	16.19	1.0%
Shares outstanding at period end	11,236,159	10,465,506	7.4%	10,479,077	7.2%
Weighted average shares outstanding
Basic	10,512,255	9,976,057	5.4%	10,478,456	0.32%
Diluted	10,599,583	9,988,472	6.1%	10,517,999	0.78%

AVERAGE BALANCE SHEET DATA
Total assets	$1,400,244	$1,273,272	10.0%	$1,398,355	0.1%
Loans and leases	799,316	703,590	13.6%	772,838	3.4%
Total deposits	1,153,728	1,035,792	11.4%	1,149,892	0.3%
Total common equity	136,006	123,912	9.8%	135,055	0.7%
Total tangible common equity	104,343	104,257	0.1%	103,577	0.7%
Total equity	168,115	155,912	7.8%	167,055	0.6%

SELECTED RATIOS	12/31/2012	12/31/2011		9/30/2012
Annualized return on average assets	0.36%	0.27%	33.3%	0.64%	-43.8%
Annualized return on average common equity	3.69%	3.34%	10.5%	6.62%	-44.3%
Average loans to average deposits	69.28%	67.93%	2.0%	67.21%	3.1%
Taxable-equivalent net interest margin	4.41%	4.60%	-4.1%	4.46%	-1.1%
Tier 1 leverage capital ratio	11.82%	11.14%	6.1%	10.53%	12.3%

CREDIT QUALITY
Allowance for loan losses (ALLL) as a % of total loans	0.70%	0.97%	-27.8%	0.91%	-23.1%
Nonperforming assets to tangible equity + ALLL	12.79%	10.33%	23.8%	10.74%	19.1%
Nonperforming assets to total loans, other real estate
owned and other repossessed assets	1.76%	1.88%	-6.6%	1.90%	-7.6%
Annualized QTD net charge-offs to total loans	0.19%	0.44%	-56.5%	0.07%	173.6%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

BALANCE SHEET	December 31,	December 31,	%	September 30,	June 30,
	2012	2011	Change	2012	2012
Assets
Cash and cash equivalents	$73,745	$83,303	-11.5%	$59,655	$50,646
Securities available-for-sale	424,617	367,241	15.6%	341,170	370,293
Securities held-to-maturity	153,524	100,472	52.8%	117,628	123,054
Total investment securities	578,141	467,713	23.6%	458,798	493,347
Time deposits held in banks	709	710	-0.1%	709	710
Other investments	8,310	5,637	47.4%	5,820	5,815
Total loans	1,046,940	746,305	40.3%	808,833	751,455
Allowance for loan losses	(7,370)	(7,276)	1.3%	(7,374)	(7,222)
Loans, net	1,039,570	739,029	40.7%	801,459	744,233
Premises and equipment	63,461	44,598	42.3%	48,086	45,550
Goodwill and other intangibles	51,831	32,106	61.4%	31,391	31,573
Other assets	35,964	23,660	52.0%	23,018	22,953
Total assets	$1,851,731	$1,396,756	32.6%	$1,428,936	$1,394,827

Liabilities and Shareholders' Equity
Non-interest bearing deposits	$380,557	$254,755	49.4%	$306,463	$269,110
Interest-bearing deposits	1,171,347	910,051	28.7%	872,549	884,651
Total deposits	1,551,904	1,164,806	33.2%	1,179,012	1,153,761
Securities sold under agreements to
repurchase and other short term
borrowings	41,447	46,078	-10.1%	55,233	50,347
Federal Home Loan Bank advances	27,128	0	100.0%	0	0
Notes payable	2,000	0	100.0%	0	0
Junior subordinated debentures	29,384	15,465	90.0%	15,465	15,465
Other liabilities	10,624	8,570	24.0%	10,891	9,414
Total liabilities	1,662,487	1,234,919	34.6%	1,260,601	1,228,987
Total shareholders' equity	189,244	161,837	16.9%	168,335	165,840
Total liabilities and shareholders' equity	$1,851,731	$1,396,756	32.6%	$1,428,936	$1,394,827

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	Three Months Ended			Year Ended
EARNINGS STATEMENT	December 31,		%	December 31,		%
	2012	2011	Change	2012	2011	Change

Interest income	$15,036	$14,564	3.2%	$61,022	$51,007	19.6%
Interest expense	1,354	1,489	-9.1%	5,840	5,802	0.7%
Net interest income	13,682	13,075	4.6%	55,182	45,205	22.1%
Provision for loan losses	500	775	-35.5%	2,050	3,925	-47.8%
Service charges on deposit accounts	1,840	1,855	-0.8%	7,430	6,921	7.4%
Other charges and fees	1,857	1,565	18.7%	7,514	6,140	22.4%
Total non-interest income	3,697	3,420	8.1%	14,944	13,061	14.4%
Salaries and employee benefits	6,202	5,783	7.2%	24,713	21,763	13.6%
Occupancy expense	3,037	2,563	18.5%	11,320	9,281	22.0%
FDIC premiums	235	210	11.9%	930	921	1.0%
Other non-interest expense	5,093	5,613	-9.3%	17,692	17,339	2.0%
Total non-interest expense	14,567	14,169	2.8%	54,655	49,304	10.9%
Earnings before income taxes	2,312	1,551	49.1%	13,421	5,037	166.4%
Income tax expense	683	272	151.1%	3,779	564	570.0%
Net earnings	1,629	1,279	27.4%	9,642	4,473	115.6%
Dividends on preferred stock	367	400	-8.3%	1,547	1,802	-14.2%
Net earnings available to common shareholders	$1,262	$879	43.6%	$8,095	$2,671	203.1%

Earnings per common share, diluted	$0.12	$0.09	33.3%	$0.77	$0.27	185.2%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

EARNINGS STATEMENT	Fourth	Third	Second	First	Fourth
QUARTERLY TRENDS	Quarter	Quarter	Quarter	Quarter	Quarter
	2012	2012	2012	2012	2011
Interest income	$15,036	$15,355	$15,298	$15,333	$14,564
Interest expense	1,354	1,468	1,489	1,529	1,489
Net interest income	13,682	13,887	13,809	13,804	13,075
Provision for loan losses	500	300	575	675	775
Net interest income after provision for loan loss	13,182	13,587	13,234	13,129	12,300
Total non-interest income	3,697	3,754	3,965	3,528	3,420
Total non-interest expense	14,567	13,630	13,790	12,668	14,169
Earnings before income taxes	2,312	3,711	3,409	3,989	1,551
Income tax expense	683	1,062	931	1,103	272
Net earnings	1,629	2,649	2,478	2,886	1,279
Dividends on preferred stock	367	400	380	400	400
Net earnings available to common shareholders	$1,262	$2,249	$2,098	$2,486	$879

Earnings per common share, diluted	$0.12	$0.21	$0.20	$0.24	$0.09

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)
					Acquired from
COMPOSITION OF LOANS	December 31,	December 31,	%	September 30,	PSB at Fair
	2012	2011	Change	2012	Value (1)

Commercial, financial, and agricultural	$315,655	$223,283	41.4%	$266,046	$59,093
Lease financing receivable	5,769	4,276	34.9%	5,041	0
Real estate - construction	75,334	52,712	42.9%	57,727	16,431
Real estate - commercial	414,384	280,798	47.6%	293,579	132,071
Real estate - residential	142,858	113,582	25.8%	110,735	34,687
Installment loans to individuals	90,561	69,980	29.4%	73,334	17,652
Other	2,379	1,674	42.1%	2,371	119

Total loans	$1,046,940	$746,305	40.3%	$808,833	$260,053

					Acquired from
COMPOSITION OF DEPOSITS	December 31,	December 31,	%	September 30,	PSB at Fair
	2012	2011	Change	2012	Value (1)

Noninterest bearing	$380,557	$254,755	49.4%	$306,463	$85,048
NOW & Other	338,296	235,168	43.9%	239,937	81,659
Money Market/Savings	520,573	350,342	48.6%	377,405	143,826
Time Deposits of less than $100,000	133,304	140,428	-5.1%	111,356	33,777
Time Deposits of $100,000 or more	179,174	184,113	-2.7%	143,851	56,257

Total deposits	$1,551,904	$1,164,806	33.2%	$1,179,012	$400,567

(1) Amounts acquired from PSB at fair value on December 28, 2012.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

ASSET QUALITY DATA	December 31,	December 31,	%	September 30,	June 30,
	2012	2011	Change	2012	2012

Nonaccrual loans	$8,887	$6,229	42.7%	$8,307	$7,370
Loans past due 90 days and over	1,986	231	759.7%	532	62
Total nonperforming loans	10,873	6,460	68.3%	8,839	7,432
Other real estate owned	7,496	7,369	1.7%	6,608	6,968
Other repossessed assets	151	326	-53.7%	51	2
Total nonperforming assets	$18,520	$14,155	30.8%	$15,498	$14,402

Troubled debt restructurings	$5,062	$456	1010.1%	$242	$417

Nonperforming assets to total assets	1.00%	1.01%	-1.0%	1.08%	1.03%
Nonperforming assets to total loans +
OREO + other repossessed assets	1.76%	1.88%	-6.4%	1.90%	1.90%
ALLL to nonperforming loans	67.78%	112.63%	-39.8%	83.43%	97.17%
ALLL to total loans	0.70%	0.97%	-27.8%	0.91%	0.96%

Quarter-to-date charge-offs	$557	$882	-36.8%	$234	$526
Quarter-to-date recoveries	53	54	-1.9%	86	95
Quarter-to-date net charge-offs	$504	$828	-39.1%	$148	$431
Annualized QTD net charge-offs to total loans	0.19%	0.44%	-56.5%	0.07%	0.23%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

YIELD ANALYSIS	Three Months Ended			Three Months Ended
	December 31, 2012			December 31, 2011

		Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Taxable securities	$352,796	$1,818	2.06%	$304,741	$1,825	2.40%
Tax-exempt securities	77,063	1,001	5.20%	88,605	1,122	5.07%
Total investment securities	429,859	2,819	2.62%	393,346	2,947	3.00%
Federal funds sold	2,959	1	0.13%	11,933	6	0.20%
Time and interest bearing deposits in
other banks	26,249	19	0.28%	40,742	27	0.26%
Other investments	5,820	42	2.89%	5,250	38	2.90%
Loans (1)	799,316	12,479	6.21%	703,590	11,872	6.69%
Total interest earning assets	1,264,203	15,360	4.83%	1,154,861	14,890	5.12%
Non-interest earning assets	136,041			118,411
Total assets	$1,400,244			$1,273,272

Interest-bearing liabilities:
Deposits (2)	$861,239	$911	0.42%	$801,743	$1,038	0.51%
Repurchase agreements	52,155	192	1.46%	56,849	206	1.44%
Federal funds purchased	16	-	0.00%	-	-	0.00%
Other borrowings	42	-	0.00%
Junior subordinated debentures	15,616	251	6.29%	15,465	245	6.20%
Total interest-bearing liabilities	929,068	1,354	0.58%	874,057	1,489	0.68%
Non-interest bearing liabilities	303,061			243,303
Shareholders' equity	168,115			155,912
Total liabilities and shareholders'
equity	$1,400,244			$1,273,272

Net interest income (TE) and spread		$14,006	4.25%		$13,401	4.44%

Net interest margin			4.41%			4.60%

(1) Includes $394,000 and $295,000 of interest income from accretable yield on purchased loans from acquisitions for the three months ended December 31, 2012 and 2011, respectively.

(2) Includes $181,000 and $340,000 of reduction in interest expense from premium amortization on time deposits acquired from acquisitions for the three months ended December 31, 2012 and 2011, respectively.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

YIELD ANALYSIS	Year Ended			Year Ended
	December 31, 2012			December 31, 2011

		Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Taxable securities	$373,277	$8,083	2.17%	$226,819	$5,362	2.36%
Tax-exempt securities	80,590	4,120	5.11%	93,796	4,786	5.10%
Total investment securities	453,867	12,203	2.69%	320,615	10,148	3.17%
Federal funds sold	3,482	7	0.20%	6,567	14	0.21%
Time and interest bearing deposits in
other banks	34,087	92	0.27%	61,292	196	0.32%
Other investments	5,758	184	3.20%	5,107	155	3.04%
Loans (1)	766,018	49,776	6.48%	624,889	41,887	6.70%
Total interest earning assets	1,263,212	62,262	4.92%	1,018,470	52,400	5.14%
Non-interest earning assets	132,903			99,206
Total assets	$1,396,115			$1,117,676

Interest-bearing liabilities:
Deposits (2)	$879,801	$4,100	0.46%	$680,551	$4,024	0.59%
Repurchase agreements	50,776	756	1.48%	49,654	807	1.63%
Federal funds purchased	21	-	-	-	-	-
Other borrowings	11	-	-	-	-	-
Junior subordinated debentures	15,503	984	6.24%	15,465	971	6.19%
Total interest-bearing liabilities	946,112	5,840	0.62%	745,670	5,802	0.78%
Non-interest bearing liabilities	284,090			228,036
Shareholders' equity	165,913			143,970
Total liabilities and shareholders'
equity	$1,396,115			$1,117,676

Net interest income (TE) and spread		$56,422	4.30%		$46,598	4.36%

Net interest margin			4.45%			4.58%

(1) Includes $1.8 million and $413,000 of interest income from accretable yield on purchased loans from acquisitions for the year ended December 31, 2012 and 2011, respectively.

(2) Includes $1.0 million and $568,000 of reduction in interest expense from premium amortization on time deposits acquired from acquisitions for the year ended December 31, 2012 and 2011, respectively.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (unaudited)
(in thousands except per share data)

	For the Quarter Ended
	December 31,	December 31,	September 30,
Per Common Share Data	2012	2011	2012

Book value per common share	$13.10	$12.41	$13.01
Effect of intangible assets per share	4.61	3.07	3.00
Tangible book value per common share	$8.49	$9.34	$10.01

Earnings per share	$0.12	$0.09	$0.21
Effect of merger-related costs, after-tax	0.06	0.08	0.02
Operating earnings per share	$0.18	$0.17	$0.23

Average Balance Sheet Data

Total equity	$168,115	$155,912	$167,055
Less preferred equity	32,109	32,000	32,000
Total common equity	$136,006	$123,912	$135,055
Less intangible assets	31,663	19,655	31,478
Tangible common equity	$104,343	$104,257	$103,577

Certain financial information included in the earnings release and the associated Condensed Consolidated Financial Information (unaudited) is determined by methods other than in accordance with GAAP. The non-GAAP financial measure above is calculated by using "tangible common equity," which is defined as total common equity reduced by intangible assets. "Tangible book value per common share" is defined as tangible common equity divided by total common shares outstanding.

We use non-GAAP measures because we believe they are useful for evaluating our financial condition and performance over periods of time, as well as in managing and evaluating our business and in discussions about our performance. We also believe these non-GAAP financial measures provide users of our financial information with a meaningful measure for assessing our financial condition as well as comparison to financial results for prior periods. These results should not be viewed as a substitute for results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures that other companies may use.